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                                                                    Exhibit 23.1

                       Consent of KPMG Peat Marwick LLP


The Board of Directors
FMC Corporation:

We consent to incorporation by reference in Registration Statement Nos. 33-7749, 33-10661 and 333-18383 on Form S-8 and Registration Statement Nos. 33-45648 and 33-62415 on Form S-3 of FMC Corporation and consolidated subsidiaries of our report dated January 17, 1997, relating to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1996 which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of FMC Corporation and consolidated subsidiaries.

                                       /s/ KPMG Peat Marwick LLP


Chicago, Illinois
March 24, 1997